The Lincoln National Life Insurance Company
Long-Term Care Benefits Rider
This Long-Term Care Benefits Rider (“Rider”) is a long-term care insurance rider that provides benefits for the following categories of Qualified Long-Term Care Services as described in the “Covered Services” section of this Rider: Home and Community Based Services, Facility Services, and Other Covered Services. All Covered Services are subject to the terms and conditions of this Rider.
This Rider is a part of the Policy to which it is attached (the “Policy”). The effective date of this Rider is the Policy Date. Except as provided below, this Rider is subject to the terms and conditions of the Policy. We agree to provide the benefits described in this Rider for Qualified Long-Term Care Services received by the Insured in accordance with all the terms and conditions of this Rider.
Benefits under this Rider are first paid by accelerating both the Policy’s Specified Amount and Accumulation Value until the Specified Amount and Accumulation Value have both been reduced to zero, as described in the “Impact of Rider on Policy” section. The LTC Benefits available under this Rider may increase or decrease, as described in this Rider. However, unless you have requested a decrease in the Policy’s Specified Amount or a partial surrender (i.e. withdrawal) under the Policy, the LTC Benefit Pool will never be less than the Initial LTC Benefit Pool shown in the Policy Specifications minus the sum of any benefits paid under this Rider, and the Maximum Monthly LTC Benefit will never be less than the Initial Maximum Monthly LTC Benefit shown in the Policy Specifications. Certain values under your Policy will be reduced if you receive benefits under this Rider, as described in the “Impact of Rider on Policy” section. READ YOUR POLICY AND RIDERS CAREFULLY AND IN THEIR ENTIRETY.
30 DAY RIGHT TO EXAMINE THIS RIDER You may return this Rider for any reason to any insurance agent of the Company, or to us at the Administrator Mailing Address shown on the cover of your Policy within 30 days after its receipt. If returned, this Rider will be considered void from the Policy Date and we will refund all charges deducted for this Rider as a credit to the Policy within 30 days of the return.
TAXATION This Rider is intended to be a qualified long-term care insurance policy under Section 7702B(b) of the Internal Revenue Code of 1986, as amended.
CAUTION The issuance of this Rider is based on the responses to the questions on your application for this Rider and the Policy to which it is attached. A copy of your application is attached to your Policy. If any answers in your application are incorrect or untrue, we have the right to deny benefits or rescind this Rider. The best time to clear up any questions as to the accuracy of any answers in your application is now, before a claim arises. If, for any reason, any answers are incorrect, contact us at the Administrator Mailing Address shown on the cover of your Policy.

NOTICE TO OWNER This Rider may not cover all of the costs associated with long-term care incurred by the Insured during the period of coverage. The Owner is advised to carefully review all Policy and Rider limitations. THIS RIDER IS NOT A MEDICARE SUPPLEMENT PRODUCT.
RENEWABILITY This Rider is non-cancelable. We cannot change any of the terms of this Rider on our own. This Rider will remain In Force for as long as the Policy remains In Force, subject to the “Termination of Rider” and “Incontestability” provisions.
There is no deductible period or elimination period which must be satisfied in order to be eligible for benefits under this Rider.

DEFINITIONS
This Rider uses terms found in the Policy. Those terms have the same meaning as in the Policy unless we have indicated a change. This Rider also contains terms that are not used in the Policy. Such terms may be defined within the sentences where they appear or may be found in the “Definitions” section below.
Activities of Daily Living The six Activities of Daily Living are:

a.
Bathing: The Insured’s ability to wash himself or herself in a tub or shower (including the task of getting into or out of the tub or shower), or else to wash himself or herself by sponge bath.
b.
Continence: The Insured’s ability to maintain control of bowel and bladder function; or, when unable to maintain control of bowel or bladder function, the Insured’s ability to perform associated personal hygiene (including caring for a catheter or colostomy bag).
c.
Dressing: The Insured’s ability to put on and take off all essential items of clothing and any necessary braces, fasteners or artificial limbs.
d.
Eating: The Insured’s ability to feed himself or herself by getting food into the body from a receptacle (such as a plate, cup, or table) or by a feeding tube or intravenously.
e.
Toileting: The Insured’s ability to get to and from the toilet, get on and off the toilet, and perform personal hygiene associated with the use of the toilet.
f.
Transferring: The Insured’s ability to get into or out of a typical bed, chair, or wheelchair.

Administrator Mailing Address Office address or mailing address, may also be referred to as “Service Office” in the Policy.
Assisted Living Facility A facility, or a distinctly separate section of a facility, that is licensed or certified to operate as an Assisted Living Facility under the laws of the state or jurisdiction in which it is located and provides care for Chronically Ill individuals in exchange for monetary compensation. If the state or jurisdiction in which the facility operates does not license or certify Assisted Living Facilities, then the facility must meet all of the following criteria in order to qualify as an Assisted Living Facility under this Rider:
a.
it must maintain daily records of all care and services provided to each Chronically Ill resident, including the Insured, who must be a full-time resident of the facility;
b.
it must provide room, board, housekeeping, linens, laundry, and all of the services required to support the personal, residential and safety needs of its residents;
c.
it must be in the business of providing, and must actually provide, Substantial Assistance and Substantial Supervision to its residents in a custodial setting;
d.
it must provide care to the Insured under the direction of a Licensed Health Care Practitioner and pursuant to the Insured’s Plan of Care;
e.
it must provide care to at least 10 full-time residents, including the Insured;
f.
it must have full-time on-site staff capable of providing care 24 hours per day, seven days per week;
g.
it must have formal written procedures for obtaining appropriate aid in the event of a medical emergency; and
h.
it must have a formal arrangement for the services of a licensed physician.
An Assisted Living Facility is not:
a.
a hospital (including sub-acute care and rehabilitation hospital);
b.
a clinic;
c.
a facility operated primarily for the treatment of alcoholism, drug addiction, or Mental or Nervous Disorders;
d.
a Nursing Home;
e.
an independent living facility or unit;
f.
a hospice;
g.
the Insured’s or any other individual’s Home; or
h.
any other facility or residential setting that caters to or exists for the purpose of providing or facilitating care for elderly, or physically infirm or mentally impaired individuals, in exchange for monetary compensation, whether such facility or setting is licensed or unlicensed, except those facilities or settings described in this Rider or as outlined in the criteria above.

If a facility has multiple licenses, a portion, wing, ward or unit of such facility will qualify as an Assisted Living Facility under this Rider only if it is primarily engaged in providing care and services that meet all of the criteria stated above and the Insured is confined to such portion, wing, ward or unit of the facility.

Assistive Device An “Assistive Device” is a device that enables a person to perform an Activity of Daily Living that they otherwise would not be able to perform independently. Some examples of Assistive Devices include a walker, transfer chair, and grab bars.
CareFlex Plus Benefit Pool
The CareFlex Plus Benefit Pool is the total amount of CareFlex Plus Benefits available under this Rider, as shown in the Policy Specifications. This pool will be increased or decreased proportionally to changes to the Specified Amount, except changes due to claims, and is reduced by any benefits paid for the CareFlex Plus Benefit dollar for dollar.

Care Planning Agency An agency or organization which is primarily engaged in providing care planning on behalf of its clients. The agency or organization must be licensed as a Care Planning Agency by the appropriate licensing agency in the state or jurisdiction in which care is to be received, if the state or jurisdiction licenses such agencies. If the state or jurisdiction does not license Care Planning Agencies, then the agency must meet all of the following criteria in order to qualify as a Care Planning Agency under this Rider:
a.
it must operate at least five days per week for a minimum of eight hours per day;
b.
it must have an employee on call to provide emergency care planning assistance during non-operating hours;
c.
it must have at least one full-time nurse and one full-time social worker on staff; and
d.
it must maintain a daily written record for each client of all services provided.
Chronically Ill (Chronic Illness) A state of health where the Insured:
a.
is unable to perform, without Substantial Assistance from another individual, at least two Activities of Daily Living:
1.
for a period of at least 90 days; and
2.
as a result of loss of functional capacity; or
b.
requires Substantial Supervision to protect the Insured from threats to health and safety caused by a Severe Cognitive Impairment.
The term “Chronically Ill” shall not include an Insured who otherwise meets the requirements stated above unless, within the preceding 12 month period, a Licensed Health Care Practitioner has certified that the Insured meets the requirements of this provision.
With respect to the definition of Chronically Ill, the Insured shall be deemed to be capable of performing an Activity of Daily Living without Substantial Assistance if the Insured can perform the Activity of Daily Living while using an Assistive Device.
Covered Services The Qualified Long-Term Care Services that are covered by this Rider. These services are listed in the “Covered Services” section of this Rider. Covered Services must be necessary and appropriate to the care needs of the Chronically Ill Insured and must be tailored to specifically address those care needs.
A Covered Service must meet the following criteria to be considered necessary and appropriate:
a.
it must be required in order for the Insured to perform the Activity of Daily Living or protect the Insured’s health or safety due to a Severe Cognitive Impairment; and
b.
it must be consistent with the needs of a Chronically Ill Insured with a condition corresponding to that of the Insured.
Services provided solely for the comfort or convenience of the Chronically Ill Insured are not Covered Services under this Rider.
Durable Medical Equipment
Means equipment that is essential to support the Insured's health, safety and ability to remain in a home or community-based environment. The equipment:
a.
can withstand repeated use;
b.
is used primarily for a medical purpose;
c.
is not generally useful to someone without an illness or injury;
d.
is appropriate for use in a home or facility-based setting; and
e.
is prescribed by a Licensed Health Care Practitioner.
Hands-on Assistance Physical assistance by another person without which the Insured would be unable to perform an Activity of Daily Living.
Home The location where the Insured maintains a permanent, physical address. We reserve the right to request documentation that confirms the physical address. Such documentation may include, but is not limited to, a request for a utility or other household bill. “Home” does not mean: a Nursing Home; an Assisted Living Facility; a hospital or rehabilitation facility; a facility for the treatment of alcoholism or drug addiction; any other facility or institutional setting where the Insured is dependent on others for Substantial Assistance with the Activities of Daily Living or Substantial Supervision due to a Severe Cognitive Impairment; or the home of a person providing homemaker services or Home Health Care to the Insured, regardless of whether or not the person is an Immediate Family Member.

Home Health Care Qualified Long-Term Care Services covered by this Rider which are provided to a Chronically Ill individual in their Home in exchange for monetary compensation, including: professional nursing care by or under the supervision of a registered nurse or other licensed nurse; care by a certified home health aide; and therapeutic care services by an occupational, physical or respiratory therapist licensed or certified under the laws of the state or jurisdiction in which care is received.
Home Health Care Agency An entity that is in the business of providing Home Health Care. The entity must meet at least one of the following three criteria in order to qualify as a Home Health Care Agency under this Rider:
a.
it must be licensed or certified as a Home Health Care Agency in the state or jurisdiction in which Home Health Care Services are provided to the Chronically Ill Insured;
b.
it must be accredited as a Home Health Care Agency or as a provider of Home Health Care by the National League of Nursing, American Public Health Association, or Joint Commission on Accreditation of Health Care Organizations or a successor organization; or
c.
it must be certified by Medicare as a Home Health Care Agency.
If an entity does not meet one or more of the three criteria described above, it will still qualify as a Home Health Care Agency under this Rider provided all of the following conditions are satisfied:
a.
the entity and the Insured’s individual care provider must both be primarily engaged in the business of providing Home Health Care in exchange for monetary compensation;
b.
the Insured’s individual care provider must have an ongoing, regular and formal business relationship with the entity, such as that of employee or independent contractor;
c.
the Insured’s individual care provider must be licensed or certified as one of the following in the state or jurisdiction in which care is provided:
1.
registered nurse;
2.
licensed practical nurse;
3.
licensed vocational nurse;
4.
occupational therapist;
5.
physical therapist;
6.
licensed or certified social worker;
7.
certified home health aide; or
8.
certified nursing assistant;
d.
the entity must maintain daily records of all services provided to the Insured;
e.
the Insured’s individual care provider must have appropriate training and experience to provide the care prescribed in the Insured’s Plan of Care; and
f.
the entity and the Insured’s individual care provider must provide care under formal, written policies and procedures which are developed, reviewed and executed by a group of Licensed Health Care Practitioners and other professionals, including at least one licensed physician and one licensed nurse.
Immediate Family Member “Immediate Family Member” means:
a.
the Owner;
b.
the Insured;
c.
the children, grandchildren, brothers, sisters, aunts, uncles, nieces, nephews, step-relatives, and parents of the Insured or the Owner;
d.
a person who shares living expenses with any of the above; or
e.
the Spouse of any of the forgoing individuals, if not already listed above.
For purposes of this Rider, “Spouse” means the legally married spouse, or the partner in a civil union, domestic partnership, or common law marriage, as recognized by laws of the State of Issue or the state in which care is received.
Indemnity Choice Option The Option to receive indemnity benefits as described in the Indemnity Choice Option section.
In Writing, Written This term means a written form of communication satisfactory to us and received at our Administrator Mailing Address. We retain the right to agree in advance to accept communication by telephone, electronic submission, or some other form of transmission, in a manner we prescribe, and doing so does not waive our right to require that future communications be in written form. Before we receive your communication at our Administrator Mailing Address, we will not be responsible for any action we take or allow that conflicts with your communication. With respect to any written communication from us to you or any other person, this term means a written form of communication by ordinary mail to such person at the most recent address in our records. If agreed to in advance by you, we may also send communication to you by some other form of transmission.
Any notice, election or request required or permitted under the terms of the Policy stated as “Notice”, “Request” or “Election” are communications required to be In Writing as provided by this definition.

Initial LTC Benefit Pool The benefit amount available under this Rider on the Policy Date. The Initial LTC Benefit Pool is shown in the Policy Specifications.
Initial Maximum Monthly LTC Benefit The maximum benefit amount available each Policy Month under this Rider on the Policy Date. The Initial Maximum Monthly LTC Benefit is shown in the Policy Specifications.
Insured The person named in the Policy Specifications who may receive Covered Services under this Rider.
Licensed Health Care Practitioner A physician, as defined in Section 1861(r)(1) of the Social Security Act, a registered professional nurse, licensed social worker, or other individual who meets such requirements as may be prescribed by the Secretary of the Treasury. The health care practitioner must be acting within the scope of their license when providing any Covered Service under this Rider.
For purposes of this Rider, the Licensed Health Care Practitioner cannot be an Immediate Family Member.
Locked While on claim, or after a claim has ended and funds have not been reallocated outside the Fixed Account, the LTC Benefits are considered to be Locked. These values can only be changed by the LTC Benefit Pool funding benefits, by increases to Protected Values at Anniversary updates, or by changes to the Protected Pool Value due to Policy changes initiated by the Insured. If funds are reallocated outside of the Fixed Account, the Policy's LTC Benefits will become Unlocked.
LTC Benefits The collective term for LTC Benefit Pool and Maximum Monthly LTC Benefit.
LTC Benefit Pool The benefit amount available under this Rider on any date after the Policy Date, as described in the “LTC Benefit Pool” provision.
LTC Charge Rates The collective term for LTC Acceleration Charge Rate and LTC Extension Charge Rate.
Maintenance or Personal Care Services Any care for which the primary purpose is the provision of necessary assistance to help the Insured perform the Activities of Daily Living while Chronically Ill. This includes protection from threats to their health and safety due to a Severe Cognitive Impairment.
Market Benefit Floor The Market Benefit Floor is used to calculate the Market Monthly Value. The Market Benefit Floor on the Policy Date (“Initial Market Benefit Floor”) is shown in the Policy Specifications, and may increase or decrease after the Policy Date as provided in this Rider.
Market Pool Value A reference value calculated based on the Policy’s Accumulation Value, as described in the “Market Pool Value” provision, that is used to determine the LTC Benefit Pool under this Rider.
Market Monthly Value A reference value calculated based on the Policy’s Accumulation Value, as described in the “Market Monthly Value” provision, that is used to determine the Maximum Monthly LTC Benefit under this Rider.
Maximum Monthly LTC Benefit The maximum benefit amount available each calendar month under this Rider on any date after the Policy Date, as described in the “Maximum Monthly LTC Benefit” provision.

Maximum Monthly LTC Benefit (Indemnity)
The maximum dollar amount that can be accelerated each Policy Month under the Indemnity Choice Option as described in this Rider. The Maximum Monthly LTC Benefit (Indemnity) as of the Policy Date is shown in the Policy Specifications.

Maximum Monthly LTC Benefit (Reimbursement)
The maximum dollar amount that can be accelerated each Policy Month under the Reimbursement Option as described in this Rider. The Maximum Monthly LTC Benefit (Reimbursement) as of the Policy Date is shown in the Policy Specifications.
Medicaid Title XIX of the Federal Social Security Act, as amended.
Medicare Title XVIII of the Federal Social Security Act, as amended.
Mental or Nervous Disorders Neurosis, psychoneurosis, psychopathy, psychosis, or mental or emotional disease or disorder including, but not limited to, anxiety or depression.
Minimum LTC Duration The Minimum LTC Duration is shown in the Policy Specifications. Benefits under this Rider will be available for at least the Minimum LTC Duration.
Protected Monthly Value A reference value calculated based on the Policy’s Specified Amount that is used to determine the Maximum Monthly LTC Benefit under this Rider. On the Policy Date, the Protected Monthly Value is equal to the Initial Maximum Monthly LTC Benefit shown in the Policy Specifications.
Minimum Pool Value A reference value calculated based on the Policy’s Specified Amount that is used to determine the LTC Benefit Pool under this Rider. On the Policy Date, the Minimum Pool Value is equal to the Initial LTC Benefit Pool shown in the Policy Specifications.

Nursing Home A facility or distinctly separate area, section or wing of a hospital or other institution that is licensed or certified to operate as a Nursing Home under the laws of the state or jurisdiction in which it is located and does so in exchange for monetary compensation. If the state or jurisdiction does not license or certify Nursing Homes, then the facility must meet all of the following criteria in order to qualify as a Nursing Home under this Rider:
a.
it must provide nursing care in exchange for monetary compensation. Such care must be provided 24 hours per day, seven days per week under a formal, written program of policies and procedures which are developed, reviewed and executed by a group of Licensed Health Care Practitioners and other professionals, including at least one licensed physician and one licensed nurse;
b.
it must employ or contract with a licensed physician who is available in person or on call at all times to furnish necessary medical care;
c.
it must have formal written procedures for obtaining appropriate aid in the event of a medical emergency;
d.
it must have at least one professional nurse who is a full-time employee of the facility and who is present at the facility at least 30 hours per week;
e.
it must have a professional nurse on duty or on call at all times;
f.
it must maintain written daily clinical records for all residents, including the Insured, who must be a full-time resident;
g.
it must have appropriate written policies and procedures for handling and administering medications and biologicals to residents; and
h.
it must provide nursing care to at least 10 full-time residents, including the Insured.

A Nursing Home is not:
a.
a hospital, including sub-acute care and rehabilitation hospital;
b.
a clinic;
c.
a facility operated primarily for the treatment of alcoholism, drug addiction, or Mental or Nervous Disorders;
d.
an Assisted Living Facility or adult residential care facility;
e.
an independent living facility or unit;
f.
a hospice;
g.
the Insured’s or any other individual’s Home; or
h.
any other facility or residential setting that caters to or exists for the purpose of providing or facilitating care for elderly, or physically infirm or mentally impaired individuals in exchange for monetary compensation, whether such facility or setting is licensed or unlicensed, except in those facilities or settings described in this Rider or as outlined in the criteria above.
Plan of Care A written document that is prescribed by a Licensed Health Care Practitioner and outlines the individualized medical treatment (including medication and therapy) and non-medical assistance and services which are prescribed for the Insured because the Insured is Chronically Ill. The Plan of Care must specify the agency, facility and/or Informal Caregiver that will provide the prescribed care; the type, frequency, and duration of all medication, therapy, and services required by the Insured; and the identity and title of the provider who is to perform each service. The Plan of Care must also describe the likelihood of improvement or deterioration of the Insured’s condition within 12 months from the date the Plan of Care was prepared and must state all supporting evidence upon which the Licensed Health Care Practitioner who has developed the Plan of Care has based their evaluation, conclusions and prognosis. Such supporting evidence may include documents and other information relevant to the certification that the Insured is Chronically Ill.
A Plan of Care may not be developed by an Immediate Family Member.
Pre-Existing Condition A condition of the Insured for which medical advice or treatment was discussed with, recommended by, or received from, any provider of health, psychological or other care services within six months preceding the Date of Issue or the date this Rider is reinstated, unless the Insured was Chronically Ill on the date of Lapse, as described in the “Reinstatement of Rider” provision.
Qualified Long-Term Care Services Services that meet the requirements of Section 7702B(c)(1) of the Internal Revenue Code of 1986, as amended, as follows: necessary diagnostic, preventive, therapeutic, curing, treating, mitigating and rehabilitative services, and Maintenance or Personal Care Services, which are:
a.
required by the Insured because he or she is Chronically Ill; and
b.
provided pursuant to a Plan of Care prescribed by a Licensed Health Care Practitioner.

Reimbursement Option The Option to receive reimbursement for costs incurred as described in the Long-Term Care Benefits section.

Severe Cognitive Impairment Severe deterioration or severe loss in the Insured’s intellectual capacity that is measured and confirmed by objective clinical evidence and standardized tests that reliably identify and measure severe impairment in the following areas:
a.
the Insured’s short-term or long-term memory;
b.
the Insured’s orientation as to person, such as who they are, place, such as their location, and time, such as day, date, and year; and
c.
the Insured’s deductive or abstract reasoning, including judgment as it relates to safety awareness.
The need for Substantial Supervision due to the presence of a Severe Cognitive Impairment must also be established by such objective clinical evidence and standardized tests.
State of Issue The jurisdiction in which the Policy and this Rider were delivered or issued for delivery.
Substantial Assistance Hands-on Assistance, or the presence of another person within arm’s reach, which is necessary to assist the Chronically Ill Insured with the performance of an Activity of Daily Living by physical intervention, and to prevent injury to the Insured while the Insured is performing an Activity of Daily Living.
Substantial Supervision Continual supervision that may include cueing by verbal prompting, gestures, or other demonstrations by another person who is physically present with the Chronically Ill Insured that is necessary to protect the Insured from death or serious threats to the Insured’s health or safety arising from the Insured’s Severe Cognitive Impairment.
United States For purposes of this Rider, references to “United States” includes the United States, its territories and possessions.
Unlocked At issue, your LTC Benefits are Unlocked. When LTC Benefits are Unlocked and a claim is approved, LTC Benefits available will be determined and then Locked.
We, our, us The Lincoln National Life Insurance Company.
You, your The Owner(s) of this Rider or the Policy.

COST OF RIDER
Monthly Deduction The Monthly Rider Charge described below is part of the Monthly Deduction described in the Policy.
Monthly Rider Charge The Monthly Rider Charge on any Monthly Anniversary Day is equal to the sum of the product of
(a) multiplied by the result of (b) minus (c) and the product of (d) multiplied by the result of (e) minus (b):

a.
is the LTC Acceleration Charge Rate shown in the Policy Specifications;
b.
is the death benefit at the beginning of the Policy Month, divided by the Net Amount at Risk Discount Factor shown in the Policy Specifications, divided by 1,000;
c.
is the Accumulation Value at the beginning of the Policy Month after the deduction of the Monthly Administrative Fee, Mortality and Expense Risk ("M&E") Charge, and the Asset Charge, divided by 1,000;
d.
is the LTC Extension Charge Rate shown in the Policy Specifications; and
e.
is the Protected Pool Value on the Policy's Monthly Anniversary Day, divided by 1,000 but never less than (b).

The death benefit above is the greater of items (a) and (b) from the Death Benefit Proceeds provision found in the Policy.

LONG-TERM CARE BENEFITS
Benefits
Once your claim for benefits has been approved, this Rider will provide a pool of available benefits. This pool can be accessed each Policy Month in an amount up to the Maximum Monthly LTC Benefit. The LTC Benefits under this Rider are established at the start of claim equal to the greater of the separately calculated reference values (Minimum and Market) as described in the provisions below.
Unless you have Requested a decrease in the Policy’s Specified Amount or a partial surrender (i.e. withdrawal) under the Policy, the LTC Benefit Pool will never be less than the Initial LTC Benefit Pool shown in the Policy Specifications minus the sum of any benefits paid under this Rider, and the Maximum Monthly LTC Benefit will never be less than the Initial Maximum Monthly LTC Benefit shown in the Policy Specifications.
LTC Benefit Pool If LTC benefits are Unlocked at the time of claim approval, the LTC Benefit Pool is Locked and made equal to the greater of:
a.
the Market Pool Value as described in the “Market Pool Value” provision below; or
b.
the Protected Pool Value as described in the “Protected Pool Value” provision below.

If LTC Benefits are Locked at the time of claim approval, there is no adjustment to the LTC Benefit Pool.

For the duration of the claim, the LTC Benefit Pool will decrease and increase as described in the “Benefits While on Claim” provision below.
Maximum Monthly LTC Benefit If LTC benefits are Unlocked at the time of claim approval, the Maximum Monthly LTC Benefit is Locked and made equal to the greater of:
a.
the Market Monthly Value as described in the “Market Monthly Value” provision below; or
b.
the Protected Monthly Value as described in the “Protected Monthly Value” provision below.

If LTC Benefits are Locked at the time of claim approval, there is no adjustment to the Maximum Monthly LTC Benefit.
For the duration of the claim, the Maximum Monthly LTC Benefit will decrease and increase as described in the “Benefits While on Claim” provision below.

At the time of the initial claim, you elect one of the two Benefit Payment Options: the Reimbursement Option or the Indemnity Choice Option. Based on this election, the Maximum Monthly LTC Benefit (Reimbursement) or Maximum Monthly LTC Benefit (Indemnity) will be established.
Market Values
Values used to calculate benefits include the Market Pool Value and the Market Monthly Value. These values may increase or decrease daily.
Market Pool Value The Market Pool Value on any date is the greatest of:
a.
the Death Benefit as shown in the Policy; or
b.
the Market Benefit Multiplier shown in the Policy Specifications multiplied by the Accumulation Value.
Market Monthly Value The Market Monthly Value on any date is equal to the greater of:
a.
the Policy Death Benefit divided by the Market Death Benefit Divisor, as shown in the Policy Specifications; or
b.
the Initial Maximum Monthly LTC Benefit as shown in the Policy Specifications plus the result of [(1) minus (2)] but never less than zero, divided by (3), where:
1.
is the Policy Accumulation Value;
2.
is the Market Benefit Floor as shown in the Policy Specifications; and
3.
is the Market Benefit Divisor as shown in the Policy Specifications.

Partial withdrawals, Specified Amount increases or Specified Amount decreases not caused by claims can change the Market Monthly Value, as described in the "Impacts and Interactions" provision.

Protected Values
Values used to calculate benefits include the Protected Pool Value and the Protected Monthly Value.

Partial withdrawals, Specified Amount increases or Specified Amount decreases not caused by a claim can change all the Protected Values, as described in the "Impacts and Interactions" provision.
Claim approval and subsequent payments for benefits can also impact all the Protected Values, as described in the Benefits While on Claim section.

If the Value Protection Rider is no longer in effect for your Policy, the Protected Values will not update on any future Policy Anniversary, but may be impacted by Policy changes, any claim approvals or subsequent benefit payments.
Inflation Values provide an increasing minimum that increases at a 5% compound rate every year.

Protected Pool Value at issue, this will be the Initial LTC Benefit Pool, as shown in the Policy Specifications. At every subsequent Policy Anniversary the Protected Pool Value will be increased by 5%.
Protected Monthly Value at issue, this will be the Initial Maximum Monthly LTC Benefit, as shown in the Policy Specifications. At every subsequent Policy Anniversary the Protected Monthly Value will be increased by 5%.

The Insured may request that Inflation be cancelled. After this request, the Protected Values will not update on any future Policy Anniversary.
Benefit Payment Option Election Upon the initial long-term care claim, the Owner must elect one of the Benefit Payment Options: the Reimbursement Option or the Indemnity Choice Option. Once the Benefit Payment Option has been chosen, the election is irrevocable and cannot be changed for the life of the Rider.
Comparison of Benefit Payment Options Read this Rider carefully because the election you make is irrevocable. You are advised to discuss this with your qualified legal and tax advisors before electing the Benefit Payment Option.
Each option affects the amount of your benefit payments and claim administration differently. As shown in the Policy Specifications, the Indemnity Choice Option provides a reduced Maximum Monthly LTC Benefit (Indemnity) compared to the Reimbursement Option. The LTC Benefit Pool is the same under either option.
Benefits Available Subject to the terms and conditions of this Rider, we will pay an amount not to exceed the applicable Maximum Monthly LTC Benefit no less frequently than once each Policy Month until the LTC Benefit Pool equals zero:
a.
to reimburse costs incurred and actually paid by the Insured for any Covered Service or combination of Covered Services;
1.
this Rider includes a CareFlex Plus Benefit that is a separate benefit amount available in addition to the Maximum Monthly LTC Benefit. See the CareFlex Plus Benefit Provision for more details; or
b.
to pay the requested Indemnity Choice Option benefit.

Payments
Payments will be made in United States currency at the then-current exchange rate as published by Bloomberg
L.P. or its successors, or an equivalent service of our choice. We will not cover the cost of currency exchanges or conversions, wire transfers, administrative fees, or other fees, costs, taxes, customs, duties, services or expenses of any kind arising from or relating to the Insured’s receipt of care in any country other than the United States, unless such costs would necessarily have been incurred and covered under this Rider if the Insured had received care within the United
States instead of a foreign country.

REIMBURSEMENT OPTION
The Owner elects to receive benefit payments based on receipts for Covered Services that are submitted during the claim occurrence. The total benefit payments in any month cannot be greater than the Maximum Monthly LTC Benefit (Reimbursement). Receipts include Proof of Loss, or other documentation, including paid invoices or billing statements, evidencing amounts spent on Covered Services.

Any amounts paid in a Policy Month for Covered Services, excluding CareFlex Plus Benefits, will reduce that month’s available Maximum Monthly LTC Benefit (Reimbursement) dollar for dollar. Any benefits paid in the Policy Month, including CareFlex Plus Benefits, will reduce the LTC Benefit Pool and the Protected Pool Value dollar for dollar.
This Rider will pay benefits for Covered Services received in any state or jurisdiction, including other than the State of Issue, if benefits would have been paid in the State of Issue, irrespective of any differences in facility licensing, certification, registration requirements, provider name or similar requirements.
Maximum Monthly LTC Benefit (Reimbursement)
The Maximum Monthly LTC Benefit (Reimbursement) is the maximum benefit amount available each Policy
Month under this Rider on any date after your claim approval if you have elected Reimbursement. It is equal to the Maximum Monthly LTC Benefit.

International Benefits for Reimbursement Option
If the Insured is confined to a Nursing Home or Assisted Living Facility outside of the United States, the amount payable each Policy Month to reimburse costs incurred and actually paid by the Insured for such Nursing Home Care Services or Assisted Living Facility Services and which have not already been reimbursed by us, is limited to the available Maximum Monthly LTC Benefit (Reimbursement).
Payments for International Benefits are limited to the number of months shown in the Policy Specifications.
No benefits are payable for Covered Services, other than Nursing Home Care Services or Assisted Living Facility Services, that are received outside of the United States.
Any benefits payable under this “International Benefits” provision are subject to the following terms and conditions:
a.
Benefits are not payable under this provision if such payment is prohibited by the laws, rules, regulations or orders of the United States Government and its officials, or sanctions established by the United States Department of the Treasury’s Office of Foreign Asset Control, its successor organization, or any authorized agency or department of the United States.
b.
You may not receive payments for Benefits for Covered Services received within the United States while benefits are being paid for Nursing Home Care Services or Assisted Living Facility Services under this provision.
c.
We must receive proof In Writing satisfactory to us that the Insured is confined in a Nursing Home or Assisted Living Facility outside of the United States and has met all of the Benefit Conditions under the Eligibility for the Payment of Benefits and this provision. Such proof and all supporting documentation must be furnished in English at no expense to us.
d.
Providers of care must meet the certification or licensing requirements, if any, of the jurisdiction in which the care is received.
e.
The Plan of Care must be prescribed by a Licensed Health Care Practitioner licensed in the United States, its territories and possessions.
f.
While benefits are being paid under this provision, we reserve the right to verify, as often as we deem necessary, that all of the Benefit Conditions under the Eligibility for the Payment of Benefits and other criteria for eligibility for benefits under the Rider and this provision have been satisfied.

Covered Services
If the Insured has met all of the Benefit Conditions listed in the “Eligibility for the Payment of Benefits” section of this Rider, the following Covered Services, as defined, may be available for reimbursement to the extent that such services are prescribed in the Insured’s Plan of Care and are Qualified Long-Term Care Services as defined in this Rider, subject to the terms and conditions of this Rider and the Policy to which it is attached.
PART I Home and Community-Based Services
Home Health Care Services Services which are prescribed in the Insured’s Plan of Care and which are provided by a Home Health Care Agency to the Chronically Ill Insured at the Insured’s Home in exchange for monetary compensation, including part-time and intermittent skilled nursing services, Substantial Assistance with the Activities of Daily Living, and Substantial Supervision required due to a Severe Cognitive Impairment.

Adult Day Care Services Care provided by a state licensed or certified program, for a specified number of individuals, providing social or health-related services, or both, during the day in a community group setting for the purpose of supporting frail, impaired elderly or other disabled adults who can benefit from care in a group setting outside the Home.
Homemaker Services
Assistance with activities necessary to or consistent with the Insured's ability to remain in their residence, that are provided under a Plan of Care prescribed by Licensed Health Care Practitioner.

Maintenance and Personal Care Services
Assistance with the Activities of Daily Living provided by a skilled or unskilled person under a Plan of Care prescribed by a Licensed Health Care Practitioner.
PART II Facility Services
Assisted Living Facility Services Qualified Long-Term Care Services, including room and board, provided to the Insured while he or she is confined to an Assisted Living Facility.
Nursing Home Care Services Qualified Long-Term Care Services, including room and board, provided to the Insured while he or she is confined to a Nursing Home.
Bed Reservation The expense incurred by the Insured to reserve the Insured’s bed in a Nursing Home while he or she is temporarily absent during a stay in a Nursing Home and is charged to reserve accommodations. The temporary absence can be for any reason with the exception of discharge. This includes, but is not limited to, a hospital stay or spending time with family.
This benefit is limited to no more than a total of 30 days each calendar year. The amount payable for Bed Reservation cannot exceed 1/30th of the Maximum Monthly LTC Benefit for each day that the bed is reserved.
PART III Other Covered Services
Care Planning Services Services provided for the Insured by a Care Planning Agency under the direction of a Licensed Health Care Practitioner. Care Planning Services may include:
a.
evaluation of the circumstances in the Insured’s Home which relate to their ability to live independently;
b.
evaluation of the Insured’s Chronic Illness and the level of assistance needed for each Activity of Daily Living;
c.
preparation of a Plan of Care for the Insured in coordination with the Licensed Health Care Practitioner;
d.
coordination and monitoring of the Covered Services provided to the Insured; and
e.
monitoring any changes in the Insured’s functional and/or cognitive abilities and updating the Plan of Care accordingly.
Hospice Services Services given to provide palliative care to alleviate the physical, emotional, social, and spiritual discomforts of the Insured who is in the terminal phases of life. Hospice Services must be provided by an organization that meets Federal certification requirements as a hospice, or is licensed, certified or registered to provide such care according to the laws of the state or jurisdiction in which it operates.
Respite Care Services Short-term care services provided for the Insured in an institution, in the Insured’s Home, or in a community-based program to provide temporary relief for the Insured’s unpaid caregiver while the caregiver is unavailable to provide care, such as while the Insured’s caregiver is on vacation.
This benefit is limited to no more than a total of 21 days each calendar year. The amount payable for each day of Respite Care Services cannot exceed 1/30th of the Maximum Monthly LTC Benefit.
Alternative Care Services Qualified Long-Term Care Services that are not covered under any of the above provisions, but which are prescribed in the Insured’s Plan of Care and which the Insured, the Insured’s Licensed Health Care Practitioner and we all agree would be the most appropriate and cost-effective way to meet the Insured’s long-term care needs. Any such agreement must be In Writing in order to take effect and must be signed by us and the Insured as a precondition to the payment of benefits under this provision. Any such Written agreement will be implemented for the specific and defined period of time that is stated in the Written agreement and will be subject to periodic reconsideration and renewal by us, at our discretion. Alternative Care Services, and any Written agreement describing the Alternative Care Services that we agree to cover, are subject to all terms and conditions of this Rider. We reserve the right to not pay benefits under this provision for services received prior to the time period stated in the Written agreement described above.
We reserve the right to decline to authorize benefits and services under this “Alternative Care Services” provision. Our denial of Alternative Care Services under this provision does not affect your right to seek benefits for other Covered Services under this Rider. Alternative Care Services must be provided as an alternative to services otherwise covered by this Rider. You cannot receive benefits under any other provision of this Rider while the Insured is receiving Alternative Care Services under this provision.

CareFlex Plus Benefit
Qualified Long-Term Care Services which are designed to enable the Insured to remain safely at Home or are prescribed by a Licensed Health Care Practitioner in the Insured's Plan of Care. CareFlex Plus benefits include Caregiver Training, Durable Medical Equipment, Home Modification, Emergency Medical Response System, Home Safety Assessment, and Provider Care Assessment.
Caregiver Training
Training given to the Insured’s unpaid caregiver to provide him or her with the knowledge and skills necessary to care for the Chronically Ill Insured. Such training must be provided by a properly accredited medical or instructional institution or by an individual, such as a licensed nurse, who is qualified to provide such training, and must be reasonable in scope, duration and cost, given the Chronically Ill Insured’s health condition and expected care needs.
Caregivers who qualify to receive Caregiver Training under this provision must not be paid care providers under other Covered Services provisions of this Rider.

Caregiver Training may include:
a.
the proper use and care of therapeutic devices or disposable medical aids, including, but not limited to, catheters, colostomy bags, or suctioning tubes;
b.
the performance of care-giving procedures such as changing wound dressings or repositioning the Insured in bed; or
c.
other therapeutic or care-giving procedures needed to enable the Chronically Ill Insured to continue to reside in their Home.

Durable Medical Equipment
Expenses for Durable Medical Equipment that are prescribed in the Insured’s Plan of Care, and which the Insured, the Insured’s Licensed Health Care Practitioner, and we mutually agree would be the most appropriate and cost effective way to meet the Insured’s long-term care needs. Any such agreement must be In Writing in order to take effect and must be signed by us and the Insured as a precondition to the payment of benefits under this provision. Durable Medical Equipment benefits, and any Written agreement describing the Durable Medical Equipment expenses that we agree to cover, are subject to all terms and conditions of this Rider. Benefits under this provision for services received prior to the date of the Written agreement described above may not be paid.
We reserve the right to decline to authorize benefits and services under this “Durable Medical Equipment” provision. Our denial of Durable Medical Equipment benefits under this provision does not affect your right to seek benefits for other Covered Services under this Rider.
Home Modification
Modifications to the Insured’s Home that are prescribed in the Insured’s Plan of Care, and which the Insured, the Insured’s Licensed Health Care Practitioner and we mutually agree would be an appropriate and cost-effective way to meet the Insured’s long-term care needs. Any such agreement must be In Writing in order to take effect and must be signed by us and the Insured as a precondition to the payment of benefits under this provision. Home Modification benefits, and any Written agreement describing the Home Modification expenses that we agree to cover, are subject to all terms and conditions of this Rider. Benefits under this provision for modifications made prior to the date of the Written agreement described above may not be paid.
Modifications may include:
a.
wheelchair ramps and stair lifts;
b.
grab bars and handrails;
c.
walk-in or roll-in showers;
d.
widened doorways and hallways;
e.
raised toilets and accessible sinks;
f.
easy-use fixtures;
g.
flooring upgrades to reduce fall risks; or
h.
roll-out shelving and accessible storage solutions.
We reserve the right to decline to authorize benefits under this “Home Modification” provision. Our denial of Home Modification benefits under this provision does not affect your right to seek benefits for other Covered Services under this Rider.

Emergency Medical Response System
Services which are received by the Insured for the installation of, and expenses for, a medical alert system within a residential care setting.
Components may include:
a.
personal emergency response system;
b.
facility-based protocols;
c.
communication infrastructure; or
d.
regulatory compliance.

Home Safety Assessment
A written assessment of the Insured's Home, completed by a Home Health Care Agency or other qualified professional agency or individual that is acceptable to us, in order to identify and mitigate potential hazards in the Insured's Home.

The assessment may evaluate for:
a.
fall risk;
b.
fire safety;
c.
accessibility;
d.
medication safety;
e.
emergency preparedness; or
f.
environmental hazards.

Provider Care Assessment
A written evaluation of the care and services the Insured is receiving in the Home. The Provider Care Check is delivered by an independent Home Health Care Agency or other qualified professional agency or individual that is acceptable to us, to ensure the care being provided to the Insured is in compliance with applicable regulatory standards and within quality benchmarks.

Services may include:
a.
clinical care review;
b.
resident outcomes;
c.
documentation audit;
d.
staff competency;
e.
regulatory compliance if applicable; or
f.
quality assurance performance improvement.

The amount available for the CareFlex Plus Benefit is shown in the Policy Specifications. Reimbursements under this provision will not reduce the Maximum Monthly LTC Benefit (Reimbursement) for other Covered Services being paid during the same Policy Month. CareFlex Plus Benefits are part of, and are limited by, the LTC Benefit Pool.

INDEMNITY CHOICE OPTION

The Owner elects an Indemnity benefit payment that will be paid each month during the Benefit Period without regard to the number of days of services received or the actual expenses incurred. The specific benefit payment amount requested cannot be greater than the Maximum Monthly LTC Benefit (Indemnity).
This Rider will pay indemnity benefits in any state or jurisdiction, including other than the State of Issue, if benefits would have been paid in the State of Issue.

Maximum Monthly LTC Benefit (Indemnity)
The Maximum Monthly LTC Benefit (Indemnity) is the maximum benefit amount available each Policy Month under this Rider on any date after claim approval if you have elected the Indemnity Choice Option. It is equal to the Maximum Monthly LTC Benefit as defined in the Long-Term Care Benefits section, multiplied by the Indemnity Choice Factor as shown in the Policy Specifications.

International Benefits for Indemnity Choice Option
Indemnity benefits are only payable if the Insured is confined to a Nursing Home or Assisted Living Facility outside of the United States as prescribed in the Plan of Care and meets all other terms and conditions of the payment of benefits under this Rider.
Payments for International Benefits are limited to the number of months shown in the Policy Specifications.

Any benefits payable under this “International Benefits” provision are subject to the following terms and conditions:
a.
Benefits are not payable under this provision if such payment is prohibited by the laws, rules, regulations or orders of the United States Government and its officials, or sanctions established by the United States Department of the Treasury’s Office of Foreign Asset Control, its successor organization, or any authorized agency or department of the United States.
b.
We must receive proof In Writing satisfactory to us that the Insured is confined in a Nursing Home or Assisted Living Facility outside of the United States and has met all of the Benefit Conditions under Eligibility for the Payment of Benefits and this provision. Such proof and all supporting documentation must be furnished in English at no expense to us.
c.
Providers of care must meet the certification or licensing requirements, if any, of the jurisdiction in which the care is received.
d.
The Plan of Care must be prescribed by a Licensed Health Care Practitioner licensed in the United States, its territories and possessions.
e.
While benefits are being paid under this provision, we reserve the right to verify, as often as we deem necessary, that all of the Benefit Conditions under Eligibility for the Payment of Benefits and other criteria for eligibility for benefits under the Rider and this provision have been satisfied.

GENERAL EXCLUSIONS AND LIMITATIONS
This Rider will not provide benefits for:
a.
treatment or care due to alcoholism or drug addiction;
b.
treatment arising out of an attempt at suicide (whether sane, mentally or psychologically impaired or insane), or an intentionally self-inflicted injury;
c.
treatment provided in a Veteran’s Administration or government facility, unless the Insured or the Insured’s estate is charged for the confinement or services or unless otherwise required by law;
d.
loss to the extent that benefits are payable under any of the following:
1.
Medicare, including that which would have been payable but for the application of a deductible or a coinsurance amount, or any other governmental programs (except Medicaid);
2.
state or Federal workers’ compensation laws;
3.
employer’s liability laws;
4.
occupational disease laws; and
5.
any motor vehicle no-fault laws;
e.
confinement or care received outside the United States, other than benefits for Nursing Home Care Services and Assisted Living Facility Services as described in the “International Benefits” provision;
f.
services provided by a facility or an agency that does not meet this Rider’s definition for such facility or agency as described in the “Covered Services” section of this Rider, except as provided in the “Alternative Care Services” provision above;
g.
reimbursement for services provided by an Immediate Family Member, except as described in this Rider, unless:
1.
the Immediate Family Member is a regular employee of the service or care provider furnishing the service or care;
2.
the service or care provider receives the payment for the service or care; and
3.
the Immediate Family Member receives no compensation other than the normal compensation for an employee in their job category; and
h.
reimbursement for services for which no charge is or would normally be made in the absence of insurance.

ELIGIBILITY FOR THE PAYMENT OF BENEFITS
Benefit Conditions The following Benefit Conditions must be met to qualify for benefits under this Rider:
a.
The total benefits paid to date under this Rider must not have reduced the LTC Benefit Pool to zero.
b.
The Insured must be Chronically Ill as defined in the “Definitions” section of this Rider.
c.
A Licensed Health Care Practitioner, who has evaluated the Insured, must certify that the Insured is Chronically Ill as defined in this Rider, due to either being unable to perform, without Substantial Assistance from another individual, at least two Activities of Daily Living for a period of at least 90 days as a result of loss of functional capacity, or requiring Substantial Supervision to protect the Insured from threats to health and safety caused by Severe Cognitive Impairment, and develop and prescribe a written Plan of Care in accordance with this Rider’s definition of “Plan of Care”. A Licensed Health Care Practitioner of our choice will certify that the Insured is Chronically Ill and develop, review, modify or approve the Plan of Care. The Insured must receive the Covered Services prescribed under the Plan of Care while this Rider is In Force. Some services prescribed in the Plan of Care may not be covered by this Rider and we will not pay benefits for Covered Services beyond or in excess of those prescribed in the Plan of Care.
d.
At least once every 12 months after a Licensed Health Care Practitioner initially certifies that the Insured is Chronically Ill, and for as long as the Insured continues to be Chronically Ill, a Licensed Health Care Practitioner must again:
1.
certify to us that the Insured is Chronically Ill; and
2.
either prescribe a new Plan of Care or reconfirm the existing Plan of Care.
Once we confirm that the Insured has been certified as Chronically Ill, certification may not be rescinded, and additional certifications may not be performed until after the expiration of the 90 day period.
Whenever we provide a Licensed Health Care Practitioner to perform the assessment(s), certification or recertifications noted above, and/or to develop and prescribe the Insured’s Plan of Care, it will be at our expense. The assessment will be performed promptly and the resulting certification, if any, will be completed as quickly as possible to ensure that benefits payable under this Rider, if any, are not unreasonably delayed.
Benefits will be paid under this Rider for as long as:
a.
the above-listed Benefit Conditions of this Rider are met;
b.
the requirements of the “Claims” section of this Rider are satisfied;
c.
any claim is either:
1.
for the Reimbursement Option, a reimbursement of costs incurred and actually paid by the Insured for Covered Services which are Qualified Long-Term Care Services prescribed in the Plan of Care and that have not already been reimbursed by us; or
2.
for the Indemnity Choice Option, a requested amount no greater than the Maximum Monthly LTC Benefit (Indemnity), paid monthly and without regard to costs incurred; and
d.
this Rider remains In Force. This condition does not apply to benefits received under the “Benefits After Lapse” or “Nonforfeiture Benefit” provisions.

If your Licensed Health Care Practitioner’s assessment certifies you as having a temporary condition of less than 12 months but more than 90 days, benefits will be paid under this rider for the period certified as long as the above listed Benefit Conditions of this Rider are met.
If we determine that the Insured no longer meets the requirements of being Chronically Ill, all benefit payments will stop. Should the Insured later be recertified as being Chronically Ill and meet all conditions for the payment of benefits under this Rider, benefit payments will resume subject to the LTC Benefit Pool.
There is no deductible period or elimination period which must be satisfied in order to be eligible for benefits under this Rider.

CLAIMS
Assistance with Making a Claim Assistance may be provided by a Long-Term Care Claims Specialist who is available to answer questions about Rider benefits and to explain how to file a claim. You, your legal representative, or the Insured’s Licensed Health Care Practitioner, if the Insured has authorized such legal representative or Licensed Health Care Practitioner to speak with us, may contact the Long-Term Care Claims Specialist at any time to:
a.
discuss which types of care may be covered under this Rider;
b.
determine in advance if a particular provider of a Covered Service, such as a Nursing Home or a Home Health Care Agency, meets Rider conditions; or
c.
discuss the process for filing a claim and obtain the necessary forms.
The Long-Term Care Claims Specialist’s toll-free number is shown in the Policy Specifications. The claims process involves the following steps:
1.
Start the Process: You must provide us with Notice of your intent to file a claim.
2.
Claim Forms and Other Information: Once you have notified us of your intent to file a claim, we will provide the forms you need to complete. You must return the completed, signed forms to us at the address provided on the forms.
3.
Evaluation of Claim: We will review the claim forms and other proofs of loss that we have requested, and you have provided, to verify that all conditions under this Rider have been met.
4.
Payment of Claims: If we determine that the claim is eligible for payment, we will pay the claim directly to you, or if requested, directly to the service provider. Claim payments under this Rider will be made no less frequently than once per Policy Month.

Start the Process To start the claim submission process, you or your representative can contact us either by phone at the number shown on the cover of your Policy, or In Writing at the Administrator Mailing Address shown on the cover of your Policy, to provide us with the following:
●
your name;
●
the Insured’s name;
●
your Policy number; and
●
the address to which our claim form packet should be sent.
You must provide us with Notice of an anticipated claim by phone or In Writing within 60 days after the date the covered loss starts or, if later, as soon as reasonably possible. Claims submitted more than 60 days after the date on which a covered loss starts may be subject to additional review and may take longer to process, or may be denied if your delay is unreasonable or prejudicial to our claims review or other processes. If you are unable to give us Notice of your own claim, your legal representative may act on your behalf, provided that we have on file the Power of Attorney or authorization In Writing to release information to such legal representative. You will not be deemed to have opened a claim with us until we receive your completed claim forms.
Claim Forms and Other Information Once you start the claim submission process, we will provide you with a claim packet. The packet, and all other forms, information and submissions we require in connection with the claims process, may be sought by us in a paper, electronic or other format, at our reasonable discretion. You must return the claim forms and other information we request completed in their entirety. This will open your claim and will allow us to begin the process of determining the Insured’s eligibility for the payment of benefits. Please read the forms carefully. Completely answer all questions and send all required information to the address provided on the forms.
If you have not received the claim packet within 15 days of providing us with Notice by phone or In Writing of your decision to open a new claim, proof of loss can be filed without the claim forms by providing us details of the claim In Writing, including the occurrence, the character and the extent of the loss for which claim is made. Details should include, but may not be limited to, the list of Covered Services for which benefits are being claimed; the names and addresses of the Insured’s Licensed Health Care Practitioner(s); the facility or other location where care was provided to the Insured; the Insured’s diagnosis; and the dates, periods of time on each date, and services provided on each date for which benefits are being claimed. This notification must be sent to us within the time period stated in the “Proof of Loss” provision.

Evaluation of Claim After our receipt of all information from you, we will verify that the Insured has met all of the Benefit Conditions listed in the “Eligibility for the Payment of Benefits” section of this Rider and that the Covered Services for which you are seeking benefits are prescribed in the Plan of Care, and that the Insured meets all other terms and conditions for the payment of benefits under this Rider.
At least once every 12 months from the date on which your claim is opened, but no more frequently than once every 90 days, we reserve the right to verify that the Insured and the Insured’s care providers meet all eligibility requirements of this Rider. Our review and verification may include requests for, and consideration of, all information concerning your claim, including, but not limited to, the Insured’s medical records and in-person physical, psychological or other examination or assessment by a Licensed Health Care Practitioner of our choice. We may also review your claim for other purposes attendant to the claims process, such as avoiding fraud, waste and abuse. Such review, examination or assessment would be performed at our expense.
If we discover any fraudulent act or acts in connection with a claim under this Rider, we shall have the right to recover any payments and/or to decline to continue paying benefits that result from such fraudulent act or acts.
Proof of Loss We must receive proof of loss In Writing within 30 days following the end of each Policy Month in which benefits are sought for Reimbursement. Proof of loss includes all information reasonably requested by us to be necessary to our evaluation of any aspect of your claim and may include medical records, care notes, invoices, proof of payment or other confirmation of services provided. Proof of loss may also include information requested by us for the purpose of avoiding fraud, waste and abuse. We will not reduce or deny a claim for being late if proof of loss is filed as soon as reasonably possible, provided you exercise diligence and good faith in connection with the coordination and prompt submission of the information we require.
You, the Insured, and any care providers utilized by the Insured have the responsibility to cooperate with us in the submission of proof of loss and through the claims process generally. It is your responsibility to ensure the cooperation of the Insured and the Insured’s care provider(s), which shall be a precondition to the payment of benefits under this Rider. Unless you are deemed to be legally incompetent, the required proof of loss must always be given to us no later than one year after the date of the loss.
We reserve the right to seek proof of loss in the format we deem to be appropriate, including, but not limited to, completion of paper forms or submission of information via electronic mail, via a website, via mobile device application, or via such other format, platform or tool as we deem appropriate.
We will deem your proof of loss to have been submitted to us once in each Policy Month in which you claim for benefits under this Rider, even if you provide us with proof of loss more often than monthly. Our receipt of your monthly proof of loss submission will initiate our monthly obligation to pay benefits under the “Payment of Claims” provision below, subject to all terms and conditions of this Rider.
Payment of Claims If we determine that a claim is eligible for payment, we will pay the claim directly to you, at least once each Policy Month. Upon your Request, we may pay benefits directly to the Insured’s care provider. This Request should be submitted no later than the time your proof of loss is submitted.
For any Policy Month in which benefits under this Rider are being paid, we will send you a monthly statement showing the amount of benefits paid, the change, if any, to the Policy’s Death Benefit Proceeds and other Policy Values caused by the benefit payment, and the LTC Benefit Pool, if any.
Claim Review and Appeal After our receipt of all information we require to evaluate your claim, we will inform you In Writing if your claim or any part of your claim is denied, and provide you with an explanation, In Writing, of the reasons for the denial as soon as reasonably possible. If you do not agree with our claim decision, you have the right to appeal our decision. We will provide you with information regarding the process for internal and, if applicable in the State of Issue, external review of benefit determinations and resolving benefit disputes. This process will be consistent with the applicable laws and regulations of the State of Issue.
Any Request to appeal should be made In Writing and must include any and all information you believe necessary to our consideration of the appeal. Your Request to appeal should be sent to the Administrator Mailing Address shown on the cover of your Policy within 30 days after receipt of an adverse decision. If you are unable to participate in this appeal process, your legal representative may act on your behalf.

LAPSE AND LAPSE PROTECTION
Grace Period The Policy and this Rider will enter the grace period as described in the Policy’s “Grace Period” provision, subject to the “No-Lapse Provisions” in the Value Protection Rider.
If the Policy and this Rider enter the grace period, we will send the Notice required by the Policy’s “Grace Period” provision to you and to your designee, if any, at least 30 days before the effective date of the Lapse or termination by first class United States mail, postage prepaid, at the address provided by you for the purpose of receiving Notice of Lapse or termination. Notice will not be given until 30 days after a premium is due and unpaid. Notice will be deemed to have been given as of five days after the date of mailing. The Policy and this Rider will remain In Force to the end of the grace period.
You have the right to change your designee at any time by providing us with a Request for such change. We will notify you at least once every two Policy Years of your right to change this designation.
Benefits After Lapse If the Policy Lapses, terminating this Rider while the Insured is confined to a Nursing Home or Assisted Living Facility and receiving benefits under this Rider for Nursing Home Care Services or Assisted Living Facility Services, we will continue to pay benefits subject to the terms and conditions of this Rider if the confinement began while this Rider was In Force and continues without interruption after the Policy and Rider terminate.
Benefits under this provision will continue to be paid subject to the terms and conditions of this Rider, including the requirements of the “Eligibility for the Payment of Benefits” section, until the earliest of:
a.
the date the Insured is discharged from the Nursing Home or Assisted Living Facility, as applicable;
b.
the date the LTC Benefit Pool has been reduced to zero; or
c.
the date the Insured dies.

No Death Benefit Proceeds are payable under the Policy if benefits have been paid under this provision.

Nonforfeiture Benefit After the Policy and this Rider have been In Force for three Policy Years and subject to the terms and conditions of this Rider and the limitations and conditions outlined below, this provision will provide benefits up to the LTC Nonforfeiture Benefit Limit described below which begin at any time after this Rider has Lapsed or terminated for any reason. The Nonforfeiture Benefit under this provision will continue as paid-up long-term care coverage until the earlier of:
a.
the death of the Insured; or
b.
the date the LTC Nonforfeiture Benefit Limit has been reduced to zero.

The LTC Nonforfeiture Benefit Limit will be an amount equal to the greater of:
a.
one month’s Maximum Monthly LTC Benefit as of the date this Rider Lapses or terminates; or
b.
an amount equal to the sum of Monthly Rider Charges paid for this Rider.
The Maximum Monthly LTC Nonforfeiture Benefit will be an amount equal to the applicable Maximum Monthly LTC Benefit, elected at initial claim or at time of the first claim under the Nonforfeiture Benefit if no prior claim has occurred, as of the date this Rider Lapses or terminates, and will not change.
Benefits are not payable under this provision until benefits, if any, under the “Benefits After Lapse” provision are no longer in effect.
The sum of any benefits paid under the “Benefits After Lapse” provision plus any benefits paid under this “Nonforfeiture Benefit” provision will not exceed the LTC Benefit Pool on the date this Rider Lapsed or terminated.
Reinstatement of Rider If the Policy is reinstated within six months after the date of Lapse, this Rider may also be reinstated according to the terms and conditions of the Policy’s “Reinstatement” provision if this Rider was In Force at the time of Lapse. The reinstatement of the Policy and this Rider will be subject to satisfactory Evidence of Insurability. After reinstatement, this Rider will only provide benefits which begin on or after the date of reinstatement, subject to the terms and conditions of this Rider.
If, however, the Insured was Chronically Ill when this Rider Lapsed, you may submit a Request to reinstate the Policy and this Rider without evidence of insurability within six months after the date of Lapse, regardless of the Attained Age of the Insured on the date of Lapse, by submitting a Written statement from a Licensed Health Care Practitioner certifying that the Insured was Chronically Ill on the date of Lapse. After reinstatement, this Rider may provide benefits not previously paid, including services received during the period of Lapse, subject to the terms and conditions of this Rider.

This Rider will not be reinstated if the Policy Lapses and is reinstated more than six months after the date of Lapse.

IMPACTS AND INTERACTIONS
Increases in Policy Specified Amount If you Request an increase in the Policy’s Specified Amount after the Policy Date, the Protected Values, LTC Benefits, and Market Values will be adjusted to reflect the change.
Protected Pool Value will be adjusted to reflect the sum of the Protected Pool Value just prior to the increase, plus the product of (a) multiplied by (b) and divided by (c), where:
a.
is the amount of the Specified Amount increase;
b.
is the Initial LTC Benefit Pool as shown in the Policy Specifications; and
c.
is the Initial Specified Amount as shown in the Policy Specifications.
Protected Monthly Value and LTC Benefits will be adjusted proportionally to the increase in the Protected Pool Value.
Initial Maximum Monthly LTC Benefit and Market Benefit Floor, which are used in the calculation of Market Monthly Value, will be adjusted proportionally to the increase in the Policy's Specified Amount from the Initial Specified Amount.
Decreases in Policy Specified Amount If the Policy’s Specified Amount decreases after the Policy Date due to your Request, the Protected Values, LTC Benefits, and Market Values will be adjusted to reflect the change.
Protected Pool Value will be adjusted to reflect the difference of the Protected Pool Value just prior to the decrease, minus the product of (a) multiplied by (b) and divided by (c), where:
a.
is the amount of the Specified Amount decrease;
b.
is the Initial LTC Benefit Pool as shown in the Policy Specifications; and
c.
is the Initial Specified Amount as shown in the Policy Specifications.
Protected Monthly Value and LTC Benefits will be adjusted proportionally to the decrease in the Protected Pool Value.
Initial Maximum Monthly LTC Benefit and Market Benefit Floor, which are used in the calculation of Market Monthly Value, will be adjusted proportionally to the decrease in the Policy's Specified Amount from the Initial Specified Amount.
Partial Surrenders and Withdrawals If the Policy’s Specified Amount decreases after the Policy Date as a result of a partial surrender (i.e. withdrawal), the Protected Values, LTC Benefits, and Market Values will be adjusted to reflect the change.
Protected Pool Value will be adjusted by treating the Specified Amount Reduction caused by the Partial Withdrawal as a Requested Specified Amount Reduction as shown in the Decreases in Policy Specified Amount section.
Protected Monthly Value and LTC Benefits will be adjusted proportionally to the decrease in the Protected Pool Value.
Initial Maximum Monthly LTC Benefit and Market Benefit Floor, which are used in the calculation of Market Monthly Value, will be adjusted Proportionally to the decrease in the Policy's Specified Amount from the Initial Specified Amount.

IMPACT OF DEBT ON BENEFIT PAYMENTS
Reduction of Benefit Payments Due to Debt A benefit paid under this Rider will be first used to repay a portion of any outstanding Debt under the Policy.
The portion to be repaid will equal the sum of (a) plus (b), divided by (c), then multiplied by (d), where:
a.
is the Loan Account Value;
b.
is any accrued loan interest not yet charged;
c.
is the Policy’s Accumulation Value immediately prior to the benefit payment; and
d.
is the amount of the benefit payment prior to the reduction to repay Debt.

If the Loan Account Value is greater than zero, the Loan Account Value will be reduced by the amount of the benefit payment used to repay Debt.

IMPACT OF RIDER ON POLICY
Monthly Deduction While the Policy and this Rider are In Force, the Monthly Deduction described in the Policy will continue to be deducted from the Policy’s Accumulation Value until the earlier of:
a.
the Insured’s Attained Age 121; or
b.
the Monthly Anniversary Day on or next following the date the Policy’s Specified Amount and Accumulation Value have both been reduced to zero.
Additional Premiums While the Policy and this Rider are In Force, in addition to the terms and conditions described in the Policy’s “Additional Premiums” provision, the following will also apply: You may not make additional premium payments on or after the date the Policy’s Specified Amount and Accumulation Value have both been reduced to zero as a result of benefit payments under this Rider. Additionally, we reserve the right to require Evidence of Insurability for any premium payment that would result in an increase in the LTC Benefit Pool under this Rider.
Impact of Benefit Payments on Specified Amount While the Policy’s Specified Amount is greater than zero, benefit payments under this Rider for Indemnity Choice Option benefits or to reimburse any Covered Service or combination of Covered Services will reduce the Policy’s Specified Amount dollar for dollar. This change may reduce the Policy’s Specified Amount below the minimum as described in the Policy.
Impact of Benefit Payments on Policy Values While the Policy’s Accumulation Value is greater than zero, benefit payments under this Rider for Indemnity Choice Option benefits or to reimburse any Covered Service or combination of Covered Services will reduce the Policy’s Accumulation Value in the same proportion as the claim amount is to the Death Benefit, where the Death Benefit is the greater of items (a) and (b) from the Death Benefits Proceeds provision found in the Policy. The Policy's Surrender Value will be reduced by the same dollar amount as the Accumulation Value.
Residual Death Benefit If this Rider is In Force on the date the Insured dies, the Residual Death Benefit described below will be in effect when determining the Death Benefit Proceeds under the Policy.
The Residual Death Benefit is equal to the lesser of:
a.
5% of the Specified Amount on the date of the Insured’s death, not reduced for any benefits paid under this Rider; or
b.
$25,000.
Debt will decrease the Residual Death Benefit by an amount equal to 5% of the Debt. Repayment of Debt will increase the Residual Death Benefit by an amount equal to 5% of the repayment.
No Death Benefit Proceeds are payable under the Policy if expenses for Covered Services have been reimbursed under the “Benefits After Lapse” provision.
Availability of Policy Death Benefit Proceeds If the Insured dies while receiving benefits under this Rider, we reserve the right to withhold payment of any Death Benefit Proceeds that would otherwise be payable until we have verified that we have received all remaining claims to reimburse Covered Services. Any Death Benefit Proceeds paid will include interest as provided under the Policy.
Benefits While on Claim Any claims paid in a Policy Month will reduce the LTC Benefit Pool dollar for dollar. With the exception of the CareFlex Plus Benefit, any amounts paid in a Policy Month as a benefit under this Rider will reduce that month’s Maximum Monthly LTC Benefit dollar for dollar, as described in the “Benefits Available” provision.
An increase and/or decrease in the Policy’s Specified Amount or a partial surrender (i.e. withdrawal) under the Policy will increase and/or decrease the LTC Benefits proportionally to the change in the Protected Pool Value, as described in the “Impacts and Interactions” provisions.
If we close your claim as described in the “Transition Off Claim” provision, the LTC Benefits will remain Locked unless you choose to transfer any remaining Fixed Account Value to the Sub-Account(s) and/or allocate future Net Premium Payments to the Sub-Account(s), at which points LTC Benefits would Unlock.
Upon your Request to make such transfer and/or allocation, the LTC Benefits will no longer be Locked, and will be calculated as described in the “LTC Benefit Pool” and “Maximum Monthly LTC Benefit” provisions for Unlocked benefits.
Automatic Transfer to Fixed Account While on Claim On the date a claim under this Rider is approved, we will transfer any Separate Account Value out of the Sub-Account(s) to the Fixed Account. Such transfer(s) will be made at the end of the Valuation Day on or next following the date your claim is approved.
While on claim, any Fixed Account Value cannot be transferred to the Sub-Account(s), and any Net Premium Payments received will be allocated to the Fixed Account. Automatic Rebalancing, Dollar Cost Averaging, and Allocation Requirements described in the Policy and/or the Value Protection Rider will not apply once a claim is approved, until you transition off claim.

Once your claim is closed as described in the “Transition Off Claim” provision, you may submit a Request to transfer any remaining Fixed Account Value to the Sub-Account(s), subject to the Allocation Requirements described in the Policy and/or the Value Protection Rider, if In Force. The limitations described in the Policy’s “Transfers from the Fixed Account” provision will be waived for this Request. Any future Net Premium Payments received will be allocated accordingly. Automatic Rebalancing and Dollar Cost Averaging, as applicable, will recommence.
The transfers described in this provision do not count against the free transfers available under the Policy.
Transition Off Claim If we determine that the Insured no longer meets the Benefit Conditions of this Rider or has not filed a request for reimbursement for Covered Services for a minimum of a continuous 90 day period, or at your request, we will close your claim. Prior to closing your claim, we will send you Written notification of your remaining benefits and your options for reallocating any remaining Fixed Account Value and future Net Premium Payments.
To keep the LTC Benefits Locked, you must leave the Accumulation Value, if any, in the Fixed Account and continue to allocate any future Net Premium Payments to the Fixed Account. Debt allocated to the Loan Account will not violate this rule.
If, on the date your claim is closed, the Policy’s Specified Amount and/or Accumulation Value are greater than zero, and you submit a Request to transfer any remaining Fixed Account Value to the Sub-Account(s) and/or allocate any future Net Premium Payments to the Sub-Account(s), the LTC Benefits will be Unlocked, and future LTC Benefits will be calculated as described in the “LTC Benefit Pool” and “Maximum Monthly LTC Benefit” provisions.

GENERAL RIDER INFORMATION
Termination of Rider This Rider and all rights under it will terminate upon the earliest of the following:
a.
the date we receive your Request to return the Policy or this Rider under the “30 Day Right to Examine” provision;
b.
the Valuation Day on or next following the date we receive your Request to terminate the Policy;
c.
the date we receive your Request to terminate this Rider;
d.
the date the Policy Lapses; or
e.
the date the Insured dies, which will cause the Death Benefit Proceeds to become payable under the Policy.
The Monthly Rider Charge deducted for this Rider on the Monthly Anniversary Day immediately preceding the date the Policy and this Rider terminate in accordance with items b. or e. above will be returned as a credit to the Policy. If the Policy and this Rider terminate on a Monthly Anniversary Day, no Monthly Rider Charges will be credited to the Policy.
Legal Actions No legal action can be taken against us to receive benefits under this Rider:
a.
within 60 days after Written Proof of Loss has been furnished in accordance with the requirements of this Rider; or
b.
more than three years from the time Written Proof of Loss is required to be given.

In the event that any part of this provision is in conflict with the applicable law and/or regulation of the State of Issue, this provision shall be administered in accordance with such applicable state law or regulation.
Misstatement of Age or Sex If the date of birth or sex of the Insured is misstated, the Policy will be adjusted as described in the Policy’s “Misstatement of Age or Sex” provision. Any increase or decrease in Specified Amount as a result of such adjustment will likewise increase or decrease this Rider’s benefits as described in this Rider’s “Increases in Specified Amount” and “Decreases in Specified Amount” provisions. Any future Monthly Rider Charges for this Rider will be based on the correct Issue Age and sex.
Incontestability A misstatement by you or by the Insured in any application for the Policy or this Rider may be used to void and rescind this Rider. For a Rider that has been In Force for less than six months, we may take this action only if the misstatement was material to the issuance of this Rider. For a Rider that has been In Force for at least six months but less than 24 months, we may take this action only if the misstatement was material to both the issuance of this Rider and the claim for which benefits are being sought. After this Rider has been In Force for 24 months, we can take this action only if we can show that the Insured knowingly and intentionally misrepresented relevant facts relating to their health. No benefits will be paid under this Rider if it is voided.
Suicide If at any time this Rider was attached to the Policy and the Insured commits suicide, whether sane or insane, within two years from the Date of Issue, or any shorter period as may be required by applicable law in the state where the policy is delivered or issued for delivery, the Death Benefit Proceeds payable will be the amount described in the Policy’s “Suicide” provision, less the amount of any payments made for benefits under this Rider.
Pre-Existing Conditions Not Excluded We will not deny benefits for Pre-Existing Conditions. This provision does not preclude us from exercising other remedies available at law, in equity or in contract because of misrepresentations.

Conformity with Interstate Insurance Product Regulation Commission Standards This Rider was approved under the authority of the Interstate Insurance Product Regulation Commission (“the Commission”) and issued under the Commission Standards. On this provision's effective date, any provision of this Rider that is in conflict with the applicable Commission Standards for this product type, which were in effect on the date of Commission approval of this Rider, is hereby amended to conform to the applicable Commission Standards which were in effect on the date of Commission approval.
Conformity with Federal Statutes If any provision of this Rider is found not to be in compliance with Federal statutes that determine if a policy is a qualified long-term care insurance policy under Federal law, we will amend this Rider, if required to do so to meet the minimum requirements necessary to comply with the Federal laws, rules, and regulations. We will provide you with a copy of such amendment. You may reject any such amendment of this Rider by providing us with Notice that you reject it; however, rejection of the changes contained in the amendment may adversely affect the tax qualified status of this Rider and any benefits received under it. You should consult a qualified tax advisor before deciding to reject such an amendment.
Right to Recovery If we make benefit payments in a total amount which is, at any time, in excess of the benefits properly payable under this Rider, we shall have the right to recover such excess payments from:
a.
any person or persons to, for, or with respect to whom, such payments were made; and
b.
any entity or organization which should have made such payments.

The Lincoln National Life Insurance Company

[President]